Exhibit 23.1


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of Alamco, Inc. and subsidiaries on Form S-8 (Registration Nos. 33-61843, 33-75500 and 33-86452) of our report, dated February 28, 1996, on our audits of the consolidated financial statements of Alamco, Inc. and subsidiaries as of Decem-ber 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993, which report is included in the Annual Report on Form 10-K for the year ended December 31, 1995.

/s/ Coopers & Lybrand L.L.P.
600 Grant Street
Pittsburgh, Pennsylvania
March 18, 1996